UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 22, 2013

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Performance-based Restricted Stock (“PARS”) Program.

On March 22, 2013, the Compensation Committee of the Board of Directors of Cypress Semiconductor Corporation (the “Company”) approved the issuance of certain performance-based restricted stock units to the Company’s named executive officers (the “2013 PARS Program”). Like the 2012 PARS Program, the restricted stock units (“RSU(s)”) under the 2013 PARS Program are granted on an annual basis, rather than a multi-year basis, so that the participants and number of shares underlying the program can be adjusted annually, if needed, to reflect individual performance and market conditions.

RSU grants made under the 2013 PARS Program are subject to achieving various performance-based milestones that are generally financial, market share, operational or strategic in nature and are approved in advance by the Compensation Committee. None of the milestones are service-based or allow for any discretionary component.

The RSU grants under the 2013 PARS Program will vest based on the Company’s achievement against three performance milestones. Of the total 2013 grant (shown below), 60% of the total RSUs granted will be subject to Milestone #1, 30% of the total RSUs granted will be subject to Milestone #2, and 10% of the total RSUs granted will be subject to Milestone #3.

The three milestones for the 2013 PARS Program, as approved by the Compensation Committee, are as follows:

Milestone #1 – our Chief Executive Officer’s annual goals, or CSFs, include various corporate-level strategic goals focused on financial results of operation, cost savings, gaining additional market share, introducing new products on specific schedules, implementing various operational and customer facing systems as well as achieving certain organizational best practices (“CEO CSFs”). The CEO CSFs represent the action items that are most critical to the Company’s short- and long-term success. Each individual goal is assigned a specific number of points and each goal has specific targets that are determined in advance and document what is required to achieve 100% of the goal and then scales down to a specific 0% point. The maximum number of points, or the “CSF score”, that can be achieved for the CEO CSFs is 100 and there is no discretionary component to the score of the CEO CSFs as each goal is specific and measurable. In order for an executive to earn 100% of the shares underlying Milestone #1, our CEO must obtain 85 points or greater under the CEO CSFs and achievement then scales down linearly to 0% of shares earned if the CEO CSF score is less than 60 points.

Milestone #2 – requires the Company to achieve a certain design win pipeline and/or revenue level during fiscal year 2013 with respect to a group of three strategic customers utilizing the Company’s programmable products (“Strategic Revenue”). In order for an executive to earn 100% of the RSUs underlying Milestone #2, the Company must achieve at least $75 million in Strategic Revenue and achievement then scales down linearly to 0% of the shares earned if the dollar value of the Strategic Revenue is less than $45 million.

Milestone #3 – requires the Company’s common stock price to appreciate at a greater rate than the PHLX SOX Semiconductor Sector (SOXX), a Philadelphia Stock Exchange index, as measured over a two-year period ending with fiscal year 2014. Participants in the 2013 PARS Program may earn up to 200% achievement of Milestone #3. In order for an executive to earn 200% of the RSUs subject to Milestone #3, the Company’s common stock price must appreciate over the two-year period at a rate that is equal to or greater than 1.5 times the SOXX and achievement then scales down linearly to 100% of RSUs earned if the Company’s common stock price appreciates at a rate that is equal to 1.25 times the SOXX and scales down linearly 50% of the RSUs if the Company’s common stock price appreciates at a rate that is equal to 1.0 times the SOXX. If the Company’s common stock price appreciates at rate that is less than 1.0 times that of the SOXX, then 0% of the target RSUs will be earned. If the Company’s common stock price and the SOXX are both negative, but the Company common stock price depreciation is equal to or less than SOXX, then the participant will earn 50% of the target RSUs.

If the Company performs beyond the 100% targets for Milestones #1 or #2, the number of earned shares for either Milestone #1 or #2 shall be permitted to exceed their respective 60% and 30% target shares allocations, but only up to a maximum of 150% achievement of either Milestone based on linearity and provided the total number of earned shares under Milestones #1 and #2 does not exceed the total number of targeted shares for Milestone #1 and #2.

Upon certification and confirmation by the Compensation Committee, which is expected to take place during the first quarter of 2014, the RSUs earned under Milestones #1 and #2 will be delivered to each eligible participant subject to meeting the above described performance milestones. Subject to the certification and confirmation of the achievement level by the Compensation Committee, we expect the earned RSUs under Milestone #3 to be delivered to eligible participants in the first quarter of 2015.

The maximum number of shares that may be earned by each named executive officer under the 2013 PARS Program is as follows:

Name	Title	2013 Milestone #1	2013 Milestone #2	2013 Milestone #3	2013 Total Maximum Target Grant
T.J. Rodgers	President and Chief Executive Officer	348,000	174,000	58,000	580,000
Brad W. Buss	Chief Financial Officer, Executive Vice President, Finance & Administration	216,000	108,000	36,000	360,000
Paul D. Keswick	Executive Vice President, New Product Development	174,000	87,000	29,000	290,000
Christopher A. Seams	Executive Vice President, Sales and Marketing	174,000	87,000	29,000	290,000
Dana Nazarian	Executive Vice President, Memory Products Division	168,000	84,000	28,000	280,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: March 22, 2013	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration